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                                          Exhibit (d)(iv) under Form N1-A
                                     Exhibit (10) under Item 601/Reg. S-K

                                EXHIBIT H
                                 to the
                      Investment Advisory Contract

                              REGIONS FUNDS

        Regions Morgan Keegan Select Government Money Market Fund

      For all services rendered by Adviser hereunder, the above-named Fund of the Trust shall pay to Adviser and Adviser agrees to accept as full compensation for all services rendered hereunder, an annual investment advisory fee equal to 0.50 of 1% of the average daily net assets of the Fund.

      The portion of the fee based upon average daily net assets of the Fund shall be accrued daily at the rate of 1/365th of 0.50 of 1% applied to the daily net assets of the Fund.

      The advisory fee so accrued shall be paid to Adviser daily.

      Witness the due execution hereof this 1st day of December, 2001.


                              CAPITAL MANAGEMENT GROUP



                              By: /s/ Thomas R. Gamble
                                 --------------------------------------
                              Name:  Thomas R. Gamble
                              Title:  Senior Vice President


                              REGIONS MORGAN KEEGAN SELECT FUNDS



                              By:/s/ Heather Froehlich
                                 --------------------------------------
                              Name:  Heather Froehlich
                              Title:  Vice President